Exhibit 99.1

True Religion Apparel Announces First Quarter 2012 Financial Results And Initiates Cash Dividend

•                  Net sales increased 13.9% to $106.8 million

•                  U.S. Consumer Direct net sales increased 22.6%; same-store sales increased 13.3%

•                  U.S. Wholesale net sales increased 2.8%; the segment’s first year-over-year increase since the fourth quarter of 2008

•                  Diluted EPS were $0.41 as compared to $0.36 in Q1 2011

•                  Board of Directors initiates quarterly cash dividend and share repurchase program

VERNON, California — May 1, 2012—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended March 31, 2012.

First Quarter 2012 Financial Results

•                  Total net sales increased 13.9% to $106.8 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s retail stores and e-commerce business, increased 22.6% to $65.5 million and accounted for 61.3% of the Company’s total net sales for the quarter. First quarter same-store sales for the 90 stores open at least 12 full months and e-commerce increased 13.3%. The Company opened one store and closed one store, ending the first quarter with 109 retail stores in the United States, compared to 96 as of March 31, 2011.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $21.4 million, a 2.8% increase as compared to the prior year first quarter, primarily due to increased sales to the specialty store channel; this is the eighth consecutive quarter of increased sales to this channel, which is the largest sales channel in the U.S. Wholesale segment.  This is the first year-over-year increase in this segment’s net sales since the fourth quarter of 2008.

•                  Net sales for the International segment totaled $19.1 million, a 3.6% increase as compared to the prior year quarter.  This growth was primarily driven by an increase in retail sales in the U.K. and Canada.  The Company opened two international stores in the first quarter of 2012, ending with 18 international retail stores compared to eight as of

March 31, 2011.  These increases were partially offset by a decrease in wholesale sales in Germany and Korea.

•                  Gross profit increased 13.4% to $68.9 million, driven primarily by the overall sales growth.  The gross margin rate decreased 30 basis points to 64.5%, primarily due to targeted competitive pricing on selected key styles.

•                  Selling, general and administrative (“SG&A”) expenses increased 12.6% to $51.7 million from $45.9 million in the prior year quarter. The majority of the growth in the SG&A expenses was driven by the costs associated with operating 13 additional U.S. stores and ten additional international stores in 2012 as compared to the same period in 2011. As a percentage of net sales, SG&A expenses decreased to 48.4% from 48.9% in the same quarter a year ago due to the leveraging of fixed costs from the 13.9% consolidated net sales increase.

•                  Operating income increased 16.0% to $17.2 million, as compared to the first quarter of last year. Operating margin was 16.1% in the first quarter of 2012 versus 15.8% in the first quarter of 2011. The increase in the operating margin is primarily due to the leveraging of Core Services SG&A expenses on the 13.9% increase in consolidated net sales.

•                  The effective tax rate for the quarter was 40.8% as compared to 38.8% in the first quarter of 2011.  The 2012 effective tax rate increase over 2011 is linked to the assessment that the likelihood of utilizing certain international net operating loss carryforwards is no longer more likely than not.

•                  Net income attributable to True Religion Apparel, Inc. increased to $10.4 million, or $0.41 per diluted share based on weighted average shares outstanding of 25.4 million, as compared to $9.0 million, or $0.36 per diluted share based on weighted average shares outstanding of 25.1 million in 2011.

Management Comments

“Our first quarter results were ahead of expectations, primarily due to strong same–store sales at our U.S. branded retail stores and new stores opened in the U.S., coupled with stringent expense control.  We were pleased with our net sales in our U.S. Consumer Direct segment which delivered more than 13% growth in same–store sales as well as strong performance in our 13 new stores opened since the first quarter of last year. In our International segment we achieved net sales growth even as we repositioned our wholesale operations in Korea, and continued strength in sales in the specialty store channel drove the increase in our U.S. Wholesale segment,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “Our business continues to generate significant positive free cash flow even as we open new retail stores both in the U.S. and abroad and expand our wholesale presence outside the U.S.  We are confident that our growth strategies will continue to deliver value for our shareholders.”

Balance Sheet and Liquidity

As of march 31, 2012, the company had $204.2 million of cash and cash equivalents as compared to $200.4 million as of December 31, 2011. The Company ended the quarter with no long-term borrowings. the inventory balance as of March 31, 2012 was $57.6 million, a 23.6% increase from march 31, 2011.  this increase is the result of our expanded retail store count from 96 U.S. and eight international stores at March 31, 2011 to 109 U.S. and 18 international stores at March 31, 2012.

Net cash provided by operating activities for the first quarter of 2012 was $12.5 million compared to $10.9 million in the first quarter of 2011.  This increase in net cash provided by operating activities is linked to the increase in net income.

Store Openings

During the first quarter of 2012, True Religion Apparel opened one store in the U.S., one store in Canada and one store in Japan and closed one store in the U.S.  As of March 31, 2012, the Company operated 109 stores in the U.S., five stores in the U.K,  four stores in Germany, four stores in Canada, four stores in Japan, and one store in the Netherlands.  (For additional details on stores opened during the quarter, please refer to the First Quarter 2012 Management Commentary posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.)

Initiation of Quarterly Dividend and Share Repurchase Program

The Company’s Board of Directors approved the initiation of a quarterly dividend to our stockholders of $0.20 per share. The first quarterly dividend will be paid on May 29, 2012 to all stockholders of record as of May 15, 2012.  Future dividends will be subject to Board approval.

Our Board of Directors also approved a stock repurchase program granting the Company authority to repurchase up to $30,000,000 of the Company’s common stock.  Under the stock repurchase program, the Company will repurchase shares in the open market from time to time, depending on market conditions.  The primary objective of the stock repurchase program is to offset the share dilution attributable to stock based compensation beginning in 2012.  The Company may suspend or discontinue the repurchase program at any time.

“The announcement of a cash dividend and a share repurchase program reflects our financial strength and our confidence in our business.  With our history of generating significant cash flow and no long term debt, we are in a position to take advantage of profitable growth opportunities while we also return capital to our shareholders,” said Jeffery Lubell, Chairman of the Board and Chief Executive Officer of the Company.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 392228. Please note participants must enter the conference identification number in order to access the replay.

Management Commentary

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of March 31, 2012, the Company owned and operated 109 retail stores in the United States, five in the U.K, four in Germany, four in Canada, four in Japan and one in the Netherlands.  For more information, please visit www.truereligionbrandjeans.com.

Q1 2012 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended March 31,
			% Increase/
	2012	2011	(Decrease)
Net sales:
U.S. Consumer Direct	$65,458	$53,372	22.6%
U.S. Wholesale	21,444	20,867	2.8%
International	19,132	18,470	3.6%
Core Services	751	1,053	(28.7)%
Total net sales	$106,785	$93,762	13.9%

	Three Months Ended March 31,
	2012		2011
		Gross		Gross
	Amount	Margin	Amount	Margin
Gross Profit:
U.S. Consumer Direct	$46,050	70.4%	$38,543	72.2%
U.S. Wholesale	11,431	53.3%	11,184	53.6%
International	10,669	55.8%	9,965	54.0%
Core Services	751	100.0%	1,053	100.0%
Total gross profit	$68,901	64.5%	$60,745	64.8%

	Three Months Ended March 31,
	2012		2011
		Operating		Operating
	Amount	Margin	Amount	Margin
Operating Income:
U.S. Consumer Direct	$22,327	34.1%	$18,650	34.9%
U.S. Wholesale	9,893	46.1%	9,277	44.5%
International	2,501	13.1%	3,195	17.3%
Core Services	(17,486)	NM	(16,267)	NM
Total operating income	$17,235	16.1%	$14,855	15.8%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2012 Guidance, expected operating and financial performance, our expectation for continued cash flow improvements and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the impact of general economic conditions and the current economic uncertainty in global markets; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; increases in the price of materials or their reduced availability; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net sales	$106,785	$93,762
Cost of sales	37,884	33,017
Gross profit	68,901	60,745
Selling, general and administrative expenses	51,666	45,890
Operating income	17,235	14,855
Other (income) expense, net	(851)	80
Income before provision for income taxes	18,086	14,775
Provision for income taxes	7,373	5,730
Net income	10,713	9,045
Less: Net income attributable to redeemable noncontrolling interest	300	62
Net income attributable to True Religion Apparel, Inc.	$10,413	$8,983

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.42	$0.36
Diluted	$0.41	$0.36

Weighted average shares outstanding:
Basic	24,957	24,665
Diluted	25,354	25,073

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$204,197	$200,366
Accounts receivable, net of allowances	26,028	23,959
Inventories	57,614	53,320
Deferred income tax assets	4,549	7,027
Prepaid income taxes	3,534	3,879
Prepaid expenses and other current assets	9,786	12,137

Total current assets	305,708	300,688
Property and equipment, net	55,622	53,698
Deferred income tax assets	1,027	1,271
Other assets	4,837	4,496

TOTAL ASSETS	$367,194	$360,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$25,058	$22,872
Accrued salaries, wages and benefits	8,608	11,506
Income taxes payable	3,328	6,538

Total current liabilities	36,994	40,916
Long-Term Liabilities:
Long-term deferred rent	14,807	13,986
Long-term deferred income tax liabilities	2,227	2,224
Long-term income taxes payable	617	604

Total long-term liabilities	17,651	16,814
Total liabilities	54,645	57,730

Redeemable noncontrolling interest	3,017	2,635

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,755 and 25,492 issued and outstanding, respectively	3	3
Additional paid-in capital	81,570	77,950
Retained earnings	227,302	221,122
Accumulated other comprehensive income, net	657	713

Total stockholders’ equity	309,532	299,788
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$367,194	$360,153

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,713	$9,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,352	3,004
Provision for bad debts	—	88
Stock-based compensation	3,217	3,404
Tax benefit from stock-based compensation	403	704
Excess tax benefit from stock-based compensation	(505)	(704)
Deferred income taxes	2,744	3,709
Other, net	20	(10)
Changes in operating assets and liabilities:
Accounts receivable	(1,851)	1,611
Inventories	(4,066)	(4,752)
Prepaid expenses and other current assets	2,387	2,766
Other assets	(304)	(144)
Accounts payable and accrued expenses	1,807	1,694
Accrued salaries, wages and benefits	(2,916)	(4,679)
Prepaid income taxes and income taxes payable	(3,301)	(5,696)
Long-term deferred rent	780	841
Net cash provided by operating activities	12,480	10,881

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,760)	(4,571)
Expenditures to establish trademarks	—	(34)
Net cash used in investing activities	(4,760)	(4,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(4,233)	(4,447)
Excess tax benefit from stock-based compensation	505	704
Net cash used in financing activities	(3,728)	(3,743)

Effect of exchange rate changes in cash	(161)	(113)

Net increase in cash and cash equivalents	3,831	2,420
Cash and cash equivalents, beginning of period	200,366	153,792
Cash and cash equivalents, end of period	$204,197	$156,212

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Anne Rakunas/ Joseph Teklits
ICR, Inc.
(310) 954-1113